Exhibit 10.11
QUICKSILVER RESOURCES INC.
Description of Non-Employee Director Compensation
     Beginning in 2006, each non-employee director of Quicksilver Resources Inc. receives an annual fee of $166,250. Each non-employee director is paid $60,000 of the annual fee in restricted stock under the Quicksilver Resources Inc. 2006 Equity Plan (the “Plan”). Each non-employee director is paid the remaining $106,250 of the annual fee in cash, unless the non-employee director makes an appropriate election under the Plan, in which case the individual receives $60,000 of the remaining $106,250 of the annual fee in restricted stock or options to purchase common stock.